EXHIBIT "99.1"

NEWS RELEASE ***FOR IMMEDIATE RELEASE***	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@incomeopp-realty.com**

Income Opportunity Realty Investors, Inc. Reports Second Quarter 2015 Results

DALLAS (August 13, 2015) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, reported results of operations for the second quarter ended June 30, 2015. IOT announced today that the Company reported net income applicable to common shares of $603,000 or $0.14 per diluted earnings per share for the three months ended June 30, 2015, as compared to net income applicable to common shares of $695,000 or $0.17 per diluted earnings per share for the same period ended 2014.

Our primary business is investing in real estate and mortgage receivables. Land held for development or sale is our sole operating segment and as of June 30, 2015, our land consisted of approximately 185 acres of contiguous land in the Mercer Crossing development located in Farmers Branch, Texas. There was no income generated from this segment for the three months ended June 30, 2015, nor for the prior period ended 2014. The Mercer Crossing development is a 1,200 acre assembly of properties at the demographic center of the Dallas – Fort Worth Metroplex. Surrounded by three major highways and adjacent to current and future public transportation systems, Mercer Crossing is in a prime location for future growth and development.

The principal source of revenue for the Company is interest income on over $25.4 million of note receivables due from related parties. Interest income was $1.1 million for the three months ended June 30, 2015. This represents a decrease of $0.1 million as compared to interest income of $1.2 million for the three months ended June 30, 2014. The majority of this decrease was due to a decrease in the notes and interest receivable amount owed from related parties.

General and administrative expenses were $122,000 for the three months ended June 30, 2015. This represents an increase of $4,000, as compared to the prior period general and administrative expenses of $118,000. This increase was primarily due to an increase in professional fees.

Mortgage and loan interest was $165,000 for the three months ended June 30, 2015. This represents a decrease of $13,000 as compared to the prior period mortgage and loan interest expense of $178,000. This decrease was due to principal payments made during the current period, thereby requiring less interest to be paid on our debt obligation in the current period.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,	
	2015	2014	2015	2014
	(dollars in thousands, except per share amounts)			
Revenues:				
Rental and other property revenues	$ -	$ -	$ -	$ -
Expenses:				
Property operating expenses (including $8 and $10 for the three months and $15 and $24 for the six months ended 2015 and 2014, respectively, from related parties)	8	11	16	28
General and administrative (including $59 and $57 for the three months and $127 and 121 for the six months ended 2015 and 2014, respectively, from related parties)	122	118	297	280
Net income fee to related party	46	56	90	101
Advisory fee to related party	176	178	350	343
Total operating expenses	352	363	753	752
Net operating loss	(352)	(363)	(753)	(752)
Other income (expenses):				
Interest income from related parties	1,120	1,236	2,239	2,369
Mortgage and loan interest	(165)	(178)	(329)	(363)
Total other income	955	1,058	1,910	2,006
Net income	$ 603	$ 695	$ 1,157	$ 1,254
Earnings per share - basic				
Net income from continuing operations	$ 0.14	$ 0.17	$ 0.28	$ 0.30
Net income applicable to common shares	$ 0.14	$ 0.17	$ 0.28	$ 0.30
Earnings per share - diluted				
Net income from continuing operations	$ 0.14	$ 0.17	$ 0.28	$ 0.30
Net income applicable to common shares	$ 0.14	$ 0.17	$ 0.28	$ 0.30
Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2015	December 31, 2014
	(dollars in thousands, except par value amount)	
Assets		
Real estate land holdings, at cost	$ 25,717	$ 25,717
Total real estate	25,717	25,717
Notes and interest receivable from related parties	26,863	27,461
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	25,037	25,635
Cash and cash equivalents	2	7
Receivable and accrued interest from related parties	41,868	40,460
Other assets	1,066	1,257
Total assets	$ 93,690	$ 93,076
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable - related parties	$ 9,717	$ 10,240
Accounts payable and other liabilities	17	37
Total liabilities	9,734	10,277
Shareholders' equity:		
Common stock, $0.01 par value, authorized 10,000,000; issued 4,173,675 and outstanding 4,168,214 shares	42	42
Treasury stock at cost, 5,461 shares	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	21,998	20,841
Total shareholders' equity	83,956	82,799
Total liabilities and shareholders' equity	$ 93,690	$ 93,076